Exhibit 16.1

May 19, 2010

U.S. Securities & Exchange Commission
Office of the Chief Accountant
100 F Street, NE
Washington, DC 20549

Dear Sir or Madam:

We have read the statements of Globotek Holdings, Inc. (the “Company”) pertaining to our firm included under Item 4.01 of Form 8-K to be filed on or about May 19, 2010 and agree with such statements as they pertain to our firm.  We have no basis to agree or disagree with other statements of the Company contained therein.

Very truly yours,

/s/ RBSM, LLP